EXHIBIT 5.1

[Home Depot Letterhead]

Email: stacy_ingram@homedepot.com

(770) 384-2858 • Fax: (770) 384-5842

November 24, 2017

Stacy S. Ingram

Associate General Counsel and Deputy Corporate Secretary

The Home Depot, Inc.

2455 Paces Ferry Road

Atlanta, Georgia 30339

Ladies and Gentlemen:

This opinion letter is being furnished in connection with the filing by The Home Depot, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 2,600,000 shares (the “Shares”) of the Company’s common stock, par value $0.05 per share (“Common Stock”), that are being registered under the Registration Statement to be sold and/or issued pursuant to the terms of The Home Depot, Inc. DepotDirect direct stock purchase and dividend reinvestment program (the “Purchase Program”).

I am Associate General Counsel and Deputy Corporate Secretary of the Company and have acted as counsel in connection with the Registration Statement. In rendering the opinion expressed herein, and except as hereinafter limited, I have examined the Registration Statement and records of the proceedings of the Board of Directors of the Company deemed by me to be relevant to this opinion letter. I have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinion in this opinion letter. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

Based upon and subject to the limitation, qualifications and assumptions set forth herein, I am of the opinion that the Shares to be issued under the Purchase Program have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Purchase Program, will be validly issued, fully paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is delivered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect this opinion and the other statements expressed herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein and is not to be used, circulated, quoted or otherwise referred to or replied upon by any other person or for any other purpose without my prior express written consent.

I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Opinions” in the prospectus included as part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

 Very truly yours,

     /s/ Stacy S. Ingram

Stacy S. Ingram